EXHIBIT 10.24

THIRD AMENDMENT TO LINE OF CREDIT AGREEMENT

Under this Third Amendment (“Second Amendment”) dated June 30, 2008 to the Line of Credit Agreement (the “Agreement”) dated July 9, 2007 and as amended by the First Amendment dated January 23, 2008 and by the Second amendment dated March 7, 2008 between Northern Ethanol (Canada) Inc., an Ontario corporation, (the “Borrower”) and LDR Properties Inc. (formerly Aurora Beverage Corporation), an Ontario corporation, (the “Lender”), the Parties agree as follows:

The maximum principal amount of the loan shall be increased from US$8,000,000 to US$12,000,000.

All other terms and conditions of the Agreement remain unchanged.

NORTHERN ETHANOL (CANADA) INC.
Per:	s/G. Laschinger________________
Name:	Gord Lashinger________________
Title:	President_____________________

LDR PROPERTIES INC.
Per:	s/Vince DeRosa________________
Name:	Vince DeRosa__________________
Title:	President______________________

EXHIBIT A

(attached to and made a part of the Line of Credit Agreement dated July 9, 2007, the First Amendment dated January 24, 2008, the Second Amendment dated March 7, 2008 and the Third Amendment dated June 30, 2008 between

LDR Properties Inc. (formerly Aurora Beverage Corporation and

Northern Ethanol (Canada) Inc.)

PROMISSORY NOTE

June 30, 2008	Up to $US12,000,000

          FOR VALUE RECEIVED, the undersigned Northern Ethanol (Canada) Inc., an Ontario corporation (the “Borrower”), promises to pay to LDR Properties Inc., an Ontario corporation (the “Lender”) at Toronto, Ontario, in lawful money of the United States of America, the principal sum of up to TWELVE MILLION DOLLARS US$12,000,000 with interest on so much thereof as is from time to time outstanding accruing at a rate of eight percent (8%) per annum, payable monthly.

          Until the repayment of this Promissory Note is required by its terms, this note may be drawn upon by the Borrower at any time, up to the face amount of $US12,000,000 of principal amount outstanding. Upon Borrower’s receipt of each advance from Lender, Borrower shall sign below to acknowledge receipt of that advance and the agreement of Borrower to repay that amount pursuant to this Promissory Note. Payment of principal and any unpaid interest shall be due in full on or before July 8, 2009.

          This Promissory Note may be prepaid prior to its due date without penalty and without notice by Borrower.

          Borrower, for itself, its successors and assigns, respectively, expressly waives presentment for payment, notice of protest, and diligence in collection, and consents that the time of said payments or any part thereof may be extended by Lender without in any way modifying, altering, releasing, affecting, or limiting its respective liability.

          Borrower agrees to reimburse Lender for all reasonable costs, including reasonable attorneys’ fees, incurred to collect this Promissory Note, or any installments, if not paid when due.

This Promissory Note is unsecured and may not be assigned, pledged, or otherwise transferred or encumbered without the prior written consent of the Borrower.

NORTHERN ETHANOL (CANADA) INC. 193 King Street East Suite 300 Toronto, Ontario M5A 1J5
Per:	s/G. Laschinger____________________
Name:	Gordon Laschinger_________________
Title:	President_________________________

Borrower’s acknowledgement of receipt of advances and agreement to repay pursuant to the terms of this Promissory Note:

Advance Amount	Date Received	Acknowledgement of Receipt by Borrower